Exhibit 99.1

EXCERPTS FROM PRELIMINARY FINANCING MATERIALS

As used in these excerpts, unless the context otherwise requires or unless expressly stated otherwise, all references to (i) “LGEC” refers to Lions Gate Entertainment Corp., a corporation organized under the laws of the Province of British Columbia, Canada, and not any of its subsidiaries; (ii) “Lions Gate,” the “Company,” “we,” “us” and “our” refers to LGEC and its consolidated subsidiaries as of the date hereof; (iii) “Starz” refers to Starz, a Delaware corporation, and its consolidated subsidiaries as of the date hereof; and (iv) the “combined company” means Lions Gate Entertainment Corp. and its consolidated subsidiaries, including Starz, after the completion of the merger. As used in these excerpts, the term “Merger Agreement” refers to the Agreement and Plan of Merger, dated as of June 30, 2016, by and among Lions Gate Entertainment Corp., Orion Arm Acquisition Inc., and Starz and the term “Starz Merger” and “merger” refer to the proposed acquisition by Lions Gate of Starz pursuant to the Merger Agreement. As used in these excerpts, “Revolver” refers to a new $1.0 billion five-year revolving credit facility, “Term Loan A” refers to a new $1.0 billion five-year term loan A facility, “Term Loan B” refers to a new $1.9 billion seven-year term loan B facility and “Senior Credit Facilities” refers to the Revolver, the Term Loan A and the Term Loan B. You should not assume that the information set forth below is accurate as of any date other than September 27, 2016.

Caution Regarding Forward-Looking Statements

This communication may contain certain forward-looking statements, including certain plans, expectations, goals, projections, and statements about the benefits of the proposed transaction, the merger parties’ plans, objectives, expectations and intentions, the expected timing of completion of the transaction, and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements including: the substantial investment of capital required to produce and market films and television series; increased costs for producing and marketing feature films and television series; budget overruns, limitations imposed by Lionsgate’s or Starz’s credit facilities and notes; unpredictability of the commercial success of Lionsgate’s or Starz’s motion pictures and television programming; risks related to Lionsgate’s or Starz’s acquisition and integration of acquired businesses; the effects of dispositions of businesses or assets, including individual films or libraries; the cost of defending Lionsgate’s or Starz’s intellectual property; technological changes and other trends affecting the entertainment industry; the possibility that the proposed transaction does not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all; the risk that the financing required to fund the transaction is not obtained; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; uncertainties as to the timing of the transaction; competitive responses to the transaction; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; Lionsgate’s ability to complete the acquisition and integration of Starz successfully; litigation relating to the transaction; and other factors that may affect future results of Lionsgate and Starz. Additional factors that could cause results to differ materially from those described above can be found in Lionsgate’s Annual Report on Form 10-K for the year ended March 31, 2016, and in its subsequent Quarterly Reports on Form 10-Q, including for the quarter ended June 30, 2016, each of which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Corporate” section of

Lionsgate’s website, http://www.lionsgate.com, under the heading “Reports” and in other documents Lionsgate files with the SEC, and in Starz’s Annual Report on Form 10-K for the year ended December 31, 2015 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarters ended March 31, 2016 and June 30, 2016, each of which is on file with the SEC and available in the “Starz Corporate” section of Starz’s website, http://www.Starz.com, under the subsection “Investor Relations” and then under the heading “SEC Filings” and in other documents Starz files with the SEC.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither Lionsgate nor Starz assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Important Additional Information

In connection with the proposed transaction, Lionsgate has filed with the SEC a Registration Statement on Form S-4 that includes a Joint Proxy Statement of Lionsgate and Starz and a Prospectus of Lionsgate, as well as other relevant documents concerning the proposed transaction. The registration statement has not yet become effective and the Joint Proxy Statement included therein is in preliminary form. The proposed transaction involving Lionsgate and Starz will be submitted to Starz’s stockholders and Lionsgate’s stockholders for their consideration. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. STOCKHOLDERS OF LIONSGATE AND STOCKHOLDERS OF STARZ ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  Stockholders may obtain a free copy of the definitive joint proxy statement/prospectus, as well as other filings containing information about Lionsgate and Starz, without charge, at the SEC’s website (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to James Marsh, Senior Vice President of Lionsgate Investor Relations, 2700 Colorado Avenue, Santa Monica, California, 90404, or at (310) 255-3651, or to Starz, 8900 Liberty Circle, Englewood, Colorado 80112, or at 1-855-807-2929.

Participants in the Solicitation

Lionsgate, Starz, and certain of their respective directors, executive officers, and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information regarding Lionsgate’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on July 28, 2016, and certain of its Current Reports on Form 8-K.  Information regarding Starz’s directors and executive officers is available in its definitive proxy statement, which was filed with SEC on April 29, 2016, and certain of its Current Reports on Form 8-K.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.  Free copies of this document may be obtained as described in the preceding paragraph.

STRATEGIC RATIONALE CREATES WORLD-CLASS PREMIUM CONTENT COMPANY OF SCALE EXPANDS PORTFOLIO OF VALUABLE PREMIUM SCRIPTED PROGRAMMING WITH ADDITIONAL RIGHTS RETENTION ONE OF THE LARGEST FILMED ENTERTAINMENT LIBRARIES IN THE WORLD, REFRESHED BY ANNUAL EXPECTED INVESTMENT OF NEARLY $1.8 BN IN NEW FILM & TELEVISION CONTENT PREMIUM CONTENT OFFERINGS ENHANCE RELATIONSHIPS WITH DOMESTIC & GLOBAL DISTRIBUTORS COMBINATION OF STRONG BRANDS, COMPLEMENTARY ASSETS AND INDUSTRY-LEADING POSITIONS ACCELERATES DIVERSIFICATION PROVIDES COMPELLING FINANCIAL MERITS SIGNIFICANT SYNERGIES SUBSTANTIAL FREE CASH FLOW 8

FINANCIAL STATISTICS REVENUE ($BILLIONS) Starz Lionsgate $4.33 $4.43 $4.09 $4.03 $4.15 FY13A (PF) FY14A (PF) FY15A (PF) FY16A (PF) LTM 06/30/16 (PF) ADJUSTED EBITDA1 ($MILLIONS) Starz Lionsgate PRO FORMA FINANCING EBITDA² $916 $858 $765 $595 $600 FY13A (PF) FY14A (PF) FY15A (PF) FY16A (PF) LTM 06/30/16 (PF) Source: Company filings; 1 Adjusted EBITDA is defined in the appendix, Starz financials calendarized for Lionsgate fiscal year ending March 31; ² Pro Forma Financing EBITDA is defined in the appendix 37

Adjusted EBITDA Reconciliation

The Adjusted EBITDA Reconciliation was not included in the Preliminary Financing Materials.

ADJUSTED EBITDA RECONCILIATION

ADJUSTED EBITDA COMBINES STARZ ADJUSTED OIBDA (WHICH IS SUBSTANTIALLY SIMILAR TO LIONSGATE’S ADJUSTED EBITDA) WITH LIONSGATE’S ADJUSTED EBITDA. LIONSGATE’S ADJUSTED EBITDA REPRESENTS EBITDA (DEFINED AS EARNINGS BEFORE INTEREST, INCOME TAX PROVISION OR BENEFIT, AND DEPRECIATION AND AMORTIZATION) EXCLUDING ALL STOCK-BASED COMPENSATION EXPENSE, AND ADJUSTED FOR PURCHASE ACCOUNTING AND RELATED ADJUSTMENTS, RESTRUCTURING AND OTHER ITEMS, NON-CASH IMPUTED INTEREST CHARGE, START-UP LOSSES OF NEW BUSINESS INITIATIVES, LOSS ON EXTINGUISHMENT OF DEBT AND BACKSTOPPED PRINTS AND ADVERTISING EXPENSE. STARZ ADJUSTED OIBDA IS DEFINED AS REVENUE LESS PROGRAMMING COSTS, PRODUCTION AND ACQUISITION COSTS, HOME VIDEO COST OF SALES, OPERATING EXPENSES AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES, BUT EXCLUDING ALL STOCK-BASED COMPENSATION EXPENSE. ADJUSTED EBITDA AND ADJUSTED OIBDA ARE NON-GAAP FINANCIAL MEASURES AND SHOULD NOT BE CONSIDERED AS ALTERNATIVES TO OPERATING INCOME OR NET INCOME AS A MEASURE OF OPERATING PERFORMANCE OR CASH FLOWS OR AS A MEASURE OF LIQUIDITY.

	Year Ended
	March 31,
	2013	2014	2015	2016
	(Amounts in millions)
LIONSGATE

Net income	$232.1	$152.0	$181.8	$42.7
Depreciation and amortization	8.3	6.5	6.6	13.1
Interest, net	89.5	60.1	49.7	53.0
Income tax provision (benefit)	(75.8)	32.9	31.6	(76.5)
EBITDA	$254.2	$251.6	$269.7	$32.3

Stock-based compensation	$47.7	$72.1	$80.3	$78.5
Restructuring and other items (1)	2.6	7.5	10.7	19.8
Non-cash imputed interest charge (2)	-	-	-	5.3
Purchase accounting and related adjustments (3)	-	-	-	8.4
Start-up losses of new business initiatives (4)	-	-	-	17.1
Loss on extinguishment of debt	24.1	39.6	11.7	-
Backstopped prints and advertising expense (5)	1.2	-	12.5	1.0
Adjusted EBITDA	$329.8	$370.8	$384.9	$162.3

STARZ (6)

Income before income taxes	$356.5	$398.6	$436.4	$321.5
Stock compensation	24.7	34.8	31.1	32.9
Depreciation and amortization	19.5	17.9	19.2	19.0
Interest expense, net of amounts capitalized	31.0	46.3	46.2	46.7
Other income (expense), net	2.8	(11.0)	(1.9)	13.1
Adjusted OIBDA	$434.5	$486.6	$531.0	$433.2

ADJUSTED EBITDA	$764.3	$857.4	$915.9	$595.5

Note: Amounts may not add precisely due to rounding

(1)	Restructuring and other items includes restructuring and severance costs, certain transaction-related costs, and certain unusual items, when applicable, included in general and administrative ("G&A") expense.

(2)	Non-cash imputed interest charge represents a charge associated with the interest cost of long-term accounts receivable for Television Production licensed product that become due beyond one year.

(3)	Purchase accounting and related adjustments represent the incremental amortization expense associated with the non-cash fair value adjustments on film and television assets and program rights resulting from the application of purchase accounting and the non-cash charges included in G&A expense related to the accretion of the non-controlling interest discount.

(4)	Start-up losses of new business initiatives represent losses associated with Lionsgate's direct to consumer initiatives including its SVOD platforms and losses from its equity method investment in Atom Tickets, a theatrical mobile ticketing platform and app.

(5)	Backstopped prints and advertising expense (“P&A“) represents the amount of theatrical marketing expense for third party titles that Lionsgate funded and expensed for which a third party provides a first dollar loss guarantee that such expense will be recouped from the performance of the film (which results in minimal risk of loss to Lionsgate). The amount represents the P&A expense incurred and expensed net of the impact of expensing the P&A cost over the revenue streams similar to a participation expense (i.e., the P&A under these arrangements are being expensed similar to a participation cost for purposes of the adjusted measure).

(6)	Amounts derived computationally from Starz audited financial statements included in its Annual Report on Form 10-K for the years ended December 31, 2015, 2014, 2013 and 2012 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, 2015, 2014, 2013 and 2012.

SUBSTANTIAL DELEVERAGING AND DISCIPLINED FINANCIAL POLICY SUBSTANTIAL FREE CASH FLOW DRIVES STRONG DELEVERAGING PROFILE EXPECTATION OF RAPID DE-LEVERAGING PRO FORMA NET LEVERAGE EXPECTED TO BE REDUCED BY AN ESTIMATED 1.5x IN THE 12 – 18 MONTHS FOLLOWING TRANSACTION CLOSE DELEVERAGING COMMITMENT SUPPORTED BY PRE-PAYABLE DEBT¹ IN THE PRO FORMA CAPITAL STRUCTURE DIVIDEND SUSPENDED TO MAXIMIZE CASH FLOW AVAILABLE FOR DEBT REPAYMENT MAINTAIN AMPLE LIQUIDITY THROUGH REVOLVER AND MINIMUM CASH BALANCE 1 Includes Revolving Credit Facility and Term Loan A and B 39

PRO FORMA CORPORATE STRUCTURE Starz (U.S. - DE) Lions Gate Entertainment Corp. (“LGEC”) (Canada - BC) Borrower of: •$1,000M Revolving Credit Facility •$1,000M Term Loan A •$1,900M Term Loan B •$150M Unsecured Funded Bridge Facility •$520M Unsecured Notes (backed by committed Unsecured Bridge Facility) Guarantor of LGEI Convertible Subordinated Notes due 2017 and 2018 Issuer of: •$42M Convertible Sr. Subordinated Notes due 2017 •$60M Convertible Sr. Subordinated Notes due 2018 Guarantors of Senior Credit Facility, Unsecured Funded Bridge Facility and Unsecured Notes (backed by committed Unsecured Bridge Facility) UK and Luxembourg Subsidiaries Canadian Subsidiaries Lions Gate Entertainment Inc. (“LGEI”) (U.S. - DE) Other Foreign Subsidiaries Existing U.S. Subsidiaries of LGEI Non-U.S. Subsidiaries Starz U.S. Subsidiaries Starz Non-U.S. Subsidiaries Not guarantors of Senior Credit Facility, Unsecured Funded Bridge Facility and Unsecured Notes (backed by committed Unsecured Bridge Facility) 46 Note 1: The existing convertible subordinated notes of Lions Gate Entertainment Inc. (“LGEI”) due 2017 and 2018 will not be subordinated to the Term Loan B Note 2: LGEC holds 100% of the equity interests in LGEI through a combination of a direct holding and a holding by a holding subsidiary of LGEC which will also guarantee the notes

ADJUSTED EBITDA DEFINITION ADJUSTED EBITDA ADJUSTED EBITDA COMBINES STARZ ADJUSTED OIBDA (WHICH IS SUBSTANTIALLY SIMILAR TO LIONSGATE’S ADJUSTED EBITDA) WITH LIONSGATE’S ADJUSTED EBITDA. LIONSGATE’S ADJUSTED EBITDA REPRESENTS EBITDA (DEFINED AS EARNINGS BEFORE INTEREST, INCOME TAX PROVISION OR BENEFIT, AND DEPRECIATION AND AMORTIZATION) EXCLUDING ALL STOCK-BASED COMPENSATION EXPENSE, AND ADJUSTED FOR PURCHASE ACCOUNTING AND RELATED ADJUSTMENTS, RESTRUCTURING AND OTHER ITEMS, NON-CASH IMPUTED INTEREST CHARGE, START-UP LOSSES OF NEW BUSINESS INITIATIVES, LOSS ON EXTINGUISHMENT OF DEBT AND BACKSTOPPED PRINTS AND ADVERTISING EXPENSE. STARZ ADJUSTED OIBDA IS DEFINED AS REVENUE LESS PROGRAMMING COSTS, PRODUCTION AND ACQUISITION COSTS, HOME VIDEO COST OF SALES, OPERATING EXPENSES AND SELLING, GENERAL AND ADMINISTRATIVE EXPENSES, BUT EXCLUDING ALL STOCK-BASED COMPENSATION EXPENSE. ADJUSTED EBITDA AND ADJUSTED OIBDA ARE NON-GAAP FINANCIAL MEASURES AND SHOULD NOT BE CONSIDERED AS ALTERNATIVES TO OPERATING INCOME OR NET INCOME AS A MEASURE OF OPERATING PERFORMANCE OR CASH FLOWS OR AS A MEASURE OF LIQUIDITY. PRO FORMA FINANCING EBITDA REPRESENTS ADJUSTED EBITDA AS DEFINED ABOVE AND INCLUDES ESTIMATED OPERATING SYNERGIES, REDUCTIONS OF ADJUSTED EBITDA FOR EQUITY INTERESTS INCOME, NET, OFFSET BY INCREASES FOR IMPAIRMENT LOSSES AND THE NET NEGATIVE ADJUSTED EBITDA ASSOCIATED WITH UNRESTRICTED SUBSIDIARIES. 49

Executive Summary

The combined company is expected to be a premier global content leader across both production and distribution. Consumer demand for high quality film and television continues to be robust and the Company believes global consumption of content will continue to increase for the foreseeable future. In addition, the continued proliferation of channels is leading to new business models that need exclusive, premium content in order to generate audience and brand awareness in an increasingly competitive consumer landscape. Lions Gate believes the combined company is well positioned in this environment as one of the largest independent global content suppliers, spending nearly $1.8 billion per year on new films and television shows. The combined company's on-going content investment not only powers its and other distribution channels but also replenishes its library. The combined company’s library of owned intellectual property and acquired third-party rights consists of over 16,000 films and television titles and is an important source of recurring revenue. This library is the result of continuous long-term investment in content, which makes the combined company an important partner to third-party buyers of content and consumers alike.

The combination of Lions Gate and Starz will scale its television content creation capability and diversify its business with stable, free cash flow generated by Starz’s recurring subscription fees. The improved predictability and stability of the combined company’s free cash flow is expected to enable it to capture the upside of increased content investment without significantly increasing the risk profile. By merging the operations of the two companies, Lions Gate expects to generate over $200 million in annual operating cost savings and cash tax savings as well as generate incremental revenue opportunities.

Lions Gate anticipates that substantial cash flows resulting from the strong and stable Starz subscriber base, the Lions Gate library, and Lions Gate’s television production business, as well as the significant operating and tax savings resulting from the Starz Merger, will be utilized for debt repayment. Lions Gate expects deleveraging of approximately 1.5 times in the 12 to 18 months following the close of the merger due to the combination of Adjusted EBITDA growth and debt repayment.

Transaction Overview

Based upon the number of outstanding Starz shares on June 30, 2016, Lions Gate expects that (a) Lions Gate will issue approximately 4,594,000 Lions Gate voting shares and 62,325,000 Lions Gate non-voting shares in connection with the merger, (b) Lions Gate will reserve approximately 20,563,000 Lions Gate non-voting shares for issuance in respect of Starz equity awards that Lions Gate will assume in connection with the merger, and (c) Lions Gate will pay an aggregate cash amount of approximately $1,584,543,000 to Starz stockholders as merger consideration for their shares of Starz common stock.

Sources and Uses and Pro Forma Capitalization Table at 6/30/16

Illustrative cash sources and uses ($mm)1

Sources		Uses
Cash from balance sheet	$83	Cash consideration to be paid to Starz's stockholders	$1,585
New $1,000mm revolving credit facility[2]	150	Repayment of the Existing Starz Credit Facility	352
New Term Loan A	1,000	Repayment of the Starz 2019 Notes	675
New Term Loan B	1,900	Repayment of the Existing Lions Gate Credit Facility	225
New unsecured funded bridge facility	150	Repayment of the Lions Gate 2018 Notes	225
New senior unsecured notes (backstopped by unsecured bridge facility)	520	Repayment of the Existing Lions Gate Term Loan	400
		Estimated costs associated with debt refinancing	143
		Estimated acquisition related costs	70
		Cash to balance sheet	128
Total sources	$3,803	Total uses	$3,803

Pro forma capitalization table ($mm)

		Pro Forma
	Tenor	Amount	x Adj. EBITDA[4]
Cash and cash equivalents		$129
$1,000 Revolver	5 years	150
$1,000 Term Loan A	5 years	1,000
$1,900 Term Loan B	7 years	1,900
Capital lease obligations		62
Total Secured Debt		$3,112	5.2	x
Net Secured Debt		$2,983	5.0	x
Unsecured funded bridge	9 months	150
Unsecured notes (backstopped by unsecured bridge facility)	8 years	520
Convertible senior subordinated notes	2017 / 2018	102
Total Debt [3]		$3,884	6.5	x
Net Debt		$3,755	6.3	x
PF 6/30/16 LTM financing EBITDA[4]		$600

1 Sources and uses does not include equity consideration

2 Company may borrow up to $150 million under Revolving Credit Facility on the closing date of the Starz Merger to pay fees and expenses

3 Excludes production loans

4 Pro Forma financing EBITDA is defined in the Appendix

Transaction Rationale

The combination of Lions Gate and Starz will scale Lions Gate’s television content creation capability and diversify its business with stable, recurring free cash flow generated by Starz. By merging the operations of the two companies, Lions Gate expects to generate over $200 million in annual operating cost savings and cash tax savings as well as generate incremental revenue opportunities.

The merger provides a unique opportunity to scale original, premium television production which is an increasingly important success factor for any content-driven company. The combined company expects to invest nearly $1 billion annually in new television content alone and nearly $1.8 billion annually in new content including investment in motion pictures. The combined company also anticipates spending approximately $700 million annually marketing content on a global basis. This increased investment in original programming will enhance the potential to generate hit content, which will benefit from the strength of the combined distribution platform. Strategically, Lions Gate expects to leverage this strength and capture additional revenue opportunities through increased rights retention and the exploitation of global content distribution rights for series produced for Starz.

As both a buyer and seller of content, the combined company will have the opportunity to expand its existing relationship with distributors, buyers and creators, and Lions Gate anticipates that this will ensure that content investment and monetization potential are maximized.

Starz has built a strong content portfolio with hits such as Power, Outlander, and Black Sails. The combined company expects to capitalize on this success with the expertise of Lions Gate’s television production division, which has been responsible for platform-defining series such as Orange is the New Black for Netflix, Mad Men for AMC, Casual for Hulu and Greenleaf for OWN — all shows that have created or are creating substantial enterprise value for the owners of their networks. Through collaboration with its new colleagues at Starz, Lions Gate will have greater opportunities to generate hit product that may result in additional subscribers and drive significant incremental revenue.

Through diversification and increased financial stability driven by Starz’s recurring subscription fees, the combined company is expected to have improved predictability and stability of free cash flow, enabling it to capture the upside of increased content investment without significantly increasing the risk profile.

The merger is also expected to provide Lions Gate with greater access to the consumer through multiple touchpoints – STARZ and STARZ ENCORE premium networks and each company’s OTT services. Moreover, the combination is expected to accelerate the growth of each company’s OTT services through data-driven customer acquisition/retention analytics, cross-promotional and distribution opportunities, and a combined technological and operational infrastructure.

Finally, Lions Gate believes that Lions Gate and Starz have complementary resources, intellectual property and experienced management teams. The additional scale that the merger provides to Lions Gate's portfolio of content and distribution assets will enable it to compete even more effectively in the global entertainment marketplace.

6. Key Credit Highlights

Key highlights of combined business

Diversified media company of scale

■  Combined business represents a diversified revenue mix

■  The combined entity has a growing emphasis in television production, which can provide increased diversification and predictability to the overall business

■  Leading producer and supplier of shows for cable, broadcast, digital and premium pay networks, with nearly 90 shows on over 40 platforms

■  Stable cash flow from pay television network platforms, with approximately 24 million STARZ, 32 million STARZ ENCORE and 10 million Epix pay subscribers

■  Film platform targeting 14-18 wide releases and 20 plus platform films per year, with limited at-risk capital through pre-licensing model

Platform agnostic global content driven company

■  Premier unaligned content provider, which enables Lions Gate to optimize the long term value of its content globally

■  Maximize content value across distribution platforms

■  Emerging platforms and business models can provide additional licensing opportunities

Risk-mitigated approach to new film and TV production

■  Lions Gate will continue to operate a risk mitigating film production model, targeting on average more than 50% of film net production budgets covered through international licensing

■  Additional risk mitigation through use of tax incentives, co-financing partners, etc.

Stable sources of recurring revenue

■  The Starz Networks business maintains a stable subscriber base, with 24mm STARZ and 32mm STARZ ENCORE subscribers

■  Recurring library cash flows from approximately16,000 film and television titles

■  Scaled TV production business that includes premium scripted and unscripted content

Significant operating synergies and tax benefits	■ Significant run-rate operating synergies of $52mm as a result of the transaction, achievable within 12-18 months of transaction close ■ Significant potential tax savings for the combined Company
Substantial cash flow drives strong deleveraging profile	■ Expected deleveraging of approximately 1.5x in the 12-18 months following transaction close ■ Quarterly dividend suspended to focus on deleveraging and growing the core business

The Lions Gate library consists of approximately 16,000 films and television programs, which generated over $500 million in revenue during fiscal year 2016 and has provided Lions Gate with a consistent stream of cash flow.

Lions Gate’s television segment now makes up nearly one-third of Lions Gate’s revenues and is expected to continue growing as the combined company creates one of the world’s largest television production companies with an expected nearly $1 billion in annual investment in new television content. This segment can provide a visible stream of cash flows for the combined company as television series enter syndication and key series are renewed with multi-year agreements.

Selected historical financial data of Lions Gate

The following tables set forth selected consolidated financial information for Lions Gate as of and for each of the three fiscal years ended March 31, 2016, 2015 and 2014, and as of and for each of the three months ended June 30, 2016 and 2015. All references to “fiscal years,” unless otherwise noted, refer to a 12-month fiscal year.

The summary consolidated financial information for Lions Gate as of and for the fiscal years ended March 31, 2016, 2015 and 2014 was derived from the audited consolidated financial statements of Lions Gate.

The summary historical financial information as of June 30, 2016 and for each of the three-month periods ended June 30, 2016 and 2015 was derived from Lions Gate’s unaudited consolidated financial statements.

The summary consolidated financial data below includes the results of Pilgrim Media Group, LLC (“Pilgrim Studios”) from its acquisition date of November 12, 2015 onwards. Due to the acquisition of Pilgrim Studios, the Company’s results of operations for the year ended March 31, 2016, for the three months ended June 30, 2016, and financial positions as at March 31, 2016 and June 30, 2016 are not directly comparable to the corresponding prior reporting periods.

The summary unaudited pro forma statement of operations data presented below for the twelve months ended June 30, 2016 gives effect to the transactions as if they had occurred on April 1, 2015, the first day of Lions Gate’s fiscal year ended March 31, 2016. The pro forma condensed combined financial information as of June 30, 2016 gives effect to the transactions as if they had occurred on June 30, 2016. Lions Gate and Starz have different fiscal year ends which end on March 31 and December 31, respectively. As a result of Lions Gate and Starz having different fiscal years, Starz’ historical financial results have been aligned to more closely conform to the fiscal periods of Lions Gate’s fiscal year as further described in “Unaudited pro forma condensed combined financial data.”

The summary unaudited pro forma condensed combined financial information presented below for the twelve months ended June 30, 2016 has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial data for the fiscal year ended March 31, 2016, the three months ended June 30, 2016, and the three months ended June 30, 2015, appearing in “Unaudited pro forma condensed combined financial data”. The unaudited pro forma condensed statement of income for the twelve months ended June 30, 2016 was computationally derived by (i) taking the unaudited pro forma condensed statement of income for the year ended March 31, 2016 (ii) adding the unaudited pro forma condensed statement of income for the quarter ended June 30, 2016 and (iii) subtracting the unaudited pro forma condensed statement of income for the quarter ended June 30, 2015. In addition, the pro forma condensed combined financial information presented below is based on, and should be read in conjunction with, the historical consolidated financial statements and related notes of Lions Gate and Starz for the applicable periods.

The following information should be read together with the consolidated financial statements of Lions Gate, the notes related thereto and the related reports of management on the financial condition and performance of Lions Gate.

Statement of Operations Data

	Year ended March 31,			Three months ended June 30,		Pro forma twelve months ended June 30, 2016(1)
(in millions)	2016	2015	2014	2016	2015
Revenues	$2,347.4	$2,399.6	$2,630.3	$553.6	$408.9	$4,154.3
Expenses:
Direct operating	1,415.3	1,315.8	1,369.4	366.3	230.3	2,428.9
Distribution and marketing	661.8	591.5	739.5	125.0	71.9	925.7
General and administration	282.2	263.5	254.9	78.7	60.7	468.1
Depreciation and amortization	13.1	6.6	6.5	5.6	1.8	139.7
Total expenses	2,372.4	2,177.4	2,370.3	575.6	364.8	3,962.4
Operating income (loss)	(25.0)	222.3	259.9	(22.0)	44.2	191.9
Other expenses (income):
Interest expense	54.9	52.5	66.2	15.2	12.6	198.4
Interest and other income	(1.9)	(2.8)	(6.0)	(0.9)	(0.6)	0.9
Loss on extinguishment of debt	—	11.7	39.6	—	—	—
Total other expenses, net	53.0	61.4	99.7	14.3	12.0	199.3
Income (loss) before equity interests and income taxes	(78.1)	160.9	160.2	(36.3)	32.1	(7.4)
Equity interests income (loss)	44.2	52.5	24.7	10.8	11.4	29.0
Income (loss) before income taxes	(33.8)	213.4	185.0	(25.5)	43.5	21.6
Income tax provision (benefit)	(76.5)	31.6	32.9	(26.3)	2.8	(102.4)
Net income (loss)	42.7	181.8	152.0	0.8	40.7	124.0
Less: Net loss attributable to noncontrolling interest	7.5	—	—	0.4	—	8.6
Net income (loss) attributable to Lions Gate Entertainment Corp. shareholders	$50.2	$181.8	$152.0	$1.3	$40.7	$132.6

Statement of Cash Flows Data

	Year ended March 31,			Three months ended June 30,
(in millions)	2016	2015	2014	2016	2015
Operating activities:
Amortization of films and television programs	$1,029.1	$900.0	$921.3	$292.4	$160.4
Investment in films and television programs	(1,066.4)	(1,012.3)	(948.1)	(250.0)	(315.9)
Net cash provided by (used in) operating activities	(19.0)	96.5	252.5	143.1	(30.9)
Investing activities:
Purchases of property, plant and equipment	(18.4)	(17.0)	(8.8)	(2.9)	(3.2)
Net cash provided by (used in) investing activities	(162.1)	(55.2)	(8.6)	(7.1)	(4.0)
Financing activities:
Net cash provided by (used in) financing activities	135.7	34.2	(279.3)	(124.2)	130.1

Balance Sheet Data

	As of March 31,			As of June 30, 2016	Pro forma as of June 30, 2016(1)
(in millions)	2016	2015	2014
Cash and cash equivalents	$57.7	$102.7	$25.7	$69.9	$129.0
Investment in films and television programs	1,478.3	1,381.8	1,274.6	1,429.3	1,687.5
Total assets(2)	3,834.2	3,272.1	2,816.9	3,715.3	8,912.6
Corporate debt(2):
Senior revolving credit facility(2)	156.1	—	86.3	221.0	135.0
Other senior debt	609.0	580.7	425.5	609.9	3,472.7
Convertible senior subordinated notes	100.0	114.0	131.6	100.6	100.6
Capital lease obligations	—	—	—	—	62.0
Total liabilities(2)	2,893.4	2,429.8	2,232.4	2,753.4	6,414.4
Redeemable noncontrolling interests	90.5	—	—	91.8	91.8
Total shareholders’ equity	850.3	842.3	584.5	870.1	2,406.4

1 The amounts in this column were calculated based on the pro forma combined company amounts in the unaudited pro forma condensed combined financial statements as of June 30, 2016 and for the fiscal year ended March 31, 2016, the three months ended June 30, 2016 and the three months ended June 30, 2015.

2 Total assets, corporate debt and total liabilities as of March 31, 2016, 2015, and 2014 have been reclassified to include deferred financing costs as a reduction of debt rather than as an asset for comparability with the June 30, 2016 presentation related to the adoption of a recent accounting pronouncement. As of March 31, 2015, there was no outstanding balance on the senior revolving credit facility, and accordingly, debt issuance costs related to the senior revolving credit facility of $8.1 million are included in total assets.

Unaudited pro forma condensed combined financial data

The notes to the unaudited pro forma condensed combined financial data were not included in the Preliminary Financing Materials.

Unaudited pro forma condensed combined financial
statements
On June 30, 2016, Lions Gate and Starz entered into the Merger Agreement, pursuant to which a wholly owned subsidiary of Lions Gate will merge with and into Starz, with Starz continuing its existence as a wholly owned subsidiary of Lions Gate. Under the terms of the Merger Agreement, immediately prior to consummation of the Starz Merger, Lions Gate will effect the reclassification of its share capital, pursuant to which each existing Lions Gate common share will be converted into 0.5 shares of a newly issued class of Lions Gate voting shares and 0.5 shares of a newly issued class of Lions Gate non-voting shares, subject to the terms and conditions of the Merger Agreement. Following the reclassification, in the Starz Merger, (a) each share of Starz Series A common stock will be converted into the right to receive $18.00 in cash and 0.6784 Lions Gate non-voting shares, and (b) each share of Starz Series B common stock will be converted into the right to receive $7.26 in cash, 0.6321 Lions Gate non-voting shares and 0.6321 Lions Gate voting shares, in each case, subject to the terms and conditions of the Merger Agreement, and, in each case, except for (i) any shares of Starz common stock held by (A) Lions Gate or any of its wholly owned subsidiaries including Orion Arm Acquisition Inc., a Delaware corporation and an indirect wholly owned subsidiary of Lions Gate (“Merger Sub”) or (B) under certain circumstances, any Starz stockholder resident in Ontario, who may have their shares of Starz common stock exchanged instead for an equivalent value in cash, pursuant to the terms and conditions of the Merger Agreement, and (ii) any shares of Starz common stock held by any Starz stockholder who is entitled to demand and properly demands appraisal of such shares pursuant to Section 262 of the DGCL.
The following unaudited pro forma condensed combined financial statements give effect to the following:
•
Reclassification: The reclassification of Lions Gate’s share capital, pursuant to which each existing Lions Gate common share will be converted into 0.5 shares of a newly issued class of Lions Gate voting shares and 0.5 shares of a newly issued class of Lions Gate non-voting shares, subject to the terms and conditions of the Merger Agreement.

•
Starz Merger: The payment in the Starz Merger of  $18.00 in cash and the issuance of 0.6784 Lions Gate non-voting shares in exchange for each share of Starz Series A common stock and the payment in the Starz Merger of  $7.26 in cash, the issuance of 0.6321 Lions Gate non-voting shares and 0.6321 Lions Gate voting shares for each share of Starz Series B common stock, in each case, except for any shares of Starz common stock held by Lions Gate or any of its wholly owned subsidiaries including Merger Sub.

•
Debt Financing: The incurrence and use of proceeds of the Senior Credit Facilities, the Bridge Facility and the notes to (i) finance the Starz Merger, (ii) repay all amounts outstanding under the Existing Starz Credit Facility and the Starz 2019 Notes, (iii) repay all amounts outstanding under the Existing Lions Gate Credit Facility and Existing Lions Gate Term Loan and redeem, satisfy and discharge the Lions Gate 2018 Notes, and (iv) pay fees and expenses related to the transactions.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2016, the unaudited pro forma condensed combined statements of income for the year ended March 31, 2016, and for the three months ended June 30, 2016 and 2015 presented herein are based on the historical financial statements of Lions Gate and Starz as adjusted to give effect to the reclassification, the merger and related debt financing transactions and the assumptions and adjustments described in the accompanying notes to these unaudited pro forma condensed combined financial statements.

The Starz Merger will be accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) No. 805, Business Combinations (“ASC 805”). Under the acquisition method of accounting, the total estimated purchase price, as described in Note 4 to these unaudited pro forma condensed combined financial statements, has been preliminarily estimated and allocated to the tangible and intangible assets acquired and liabilities assumed of Starz based on a preliminary estimate of their fair value. The preliminary purchase price and allocation of the preliminary purchase price to the assets and liabilities acquired is subject to revision, as a more detailed analysis is completed and additional information on the fair value of assets and liabilities become available, including receipt of final appraisals of the net assets acquired. Differences between these preliminary estimates and the final acquisition accounting could occur and these differences could be material. A change in the fair value of the net assets of Starz may change the amount of the purchase price allocable to goodwill, and could have a material impact on the accompanying unaudited pro forma condensed combined statement of income.
The unaudited pro forma condensed combined financial statements assume the following:
•
The unaudited pro forma condensed combined balance sheet as of June 30, 2016 assumes the transactions had been completed on June 30, 2016; and

•
The unaudited pro forma condensed combined statements of income for the year ended March 31, 2016 and for the three months ended June 30, 2016 and 2015 assume the transactions occurred on April 1, 2015, the first day of Lions Gate’s fiscal year ended March 31, 2016.

The unaudited pro forma condensed combined financial statements have been prepared by Lions Gate and Starz management in accordance with SEC Regulation S-X Article 11 and are not necessarily indicative of the financial position or results of operations that would have been realized if the transactions had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon available information and certain assumptions that Lions Gate and Starz believe are reasonable. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial statements do not include adjustments for any restructuring activities, operating efficiencies, including related cost savings, or the impact of any non-recurring activity or one-time transaction related charges. Lions Gate and Starz estimate operating cost savings exceeding $50 million on an annual run rate basis. Such savings are primarily expected to include the elimination of duplicative costs and redundancies in certain operations, as well as efficiencies gained from economies of scale in areas such as production, media distribution and buying rates and marketing costs. Although Lions Gate and Starz believe such cost savings and other synergies will be realized following the transactions and after completion of its integration activities, there can be no assurance that these costs savings or any other synergies will be achieved in full or at all.
The unaudited pro forma condensed combined financial statements reflect certain benefits in the combined tax provision associated with the acquisition financing to be obtained by Lions Gate and provided to Merger Sub. The combination of the tax savings from the financing described above, accumulated U.S. federal and state net operating loss carryforwards and Lions Gate’s existing global cash management, financing and distribution operations is expected to result in incremental post-acquisition cash tax savings exceeding $150 million per year on average (on an annualized basis) through fiscal year 2021 based upon the current business plans of the companies. The incremental cash impact of these tax savings are not reflected in the unaudited pro forma condensed combined financial statements. Such cash tax savings could be affected by future changes in tax law, and will depend on, among other things, interest rates associated with the acquisition financing, the overall level of taxable income and mix of our taxable income generated across the jurisdictions in which the combined company will operate and, accordingly, such cash tax savings may differ materially from the above estimates.
The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of Lions Gate and Starz that are included elsewhere.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2016
	Historical		Pro forma adjustments
(in millions, except per share data)	Lions Gate Entertainment Corp. (note 1)	Starz (note 1)	Lions Gate reclassification adjustments (note 5)		Starz reclassification adjustments (note 5)		Pro forma adjustments (note 6)		Pro forma combined
ASSETS
Cash and cash equivalents	$69.9	$12.9	$—		$—		$46.2	A1	$129.0
Restricted cash	10.8	—	—		—		—		10.8
Accounts receivable, net	899.7	289.8	(243.8)	R1	33.6	R13	—		979.3
Program rights	—	375.6	—		—		—		375.6
Other current assets	—	60.5	47.1	R2	(33.6)	R13	—		74.0
Total current assets		738.8	(196.7)				46.2		1,568.7
Accounts receivable, net	—	—	243.8	R1	86.4	R14	—		330.2
Program rights	—	326.1	—	—	—		—		326.1
Investment in films and television programs, net	1,429.3	223.2	(21.0)	R3	—		56.0	A2	1,687.5
Property and equipment, net	42.8	87.8	—		—		—		130.6
Investments	493.1	—	—		16.1	R15	(140.9)	A3	368.3
Intangible assets	—	—	10.9	R4	4.5	R16	1,995.5	A4	2,010.9
Goodwill	534.8	131.8	—		—		1,787.0	A5	2,453.6
Other assets	68.0	111.3	(37.0)	R5	(107.0)	R17	—		35.3
Deferred tax assets	166.9	21.5	—		—		(187.0)	A10	1.4
Total assets	$3,715.3	$1,640.5	$—		$—		$3,556.8		$8,912.6
LIABILITIES
Accounts payable and accrued liabilities	$288.8	$278.3	$(22.4)	R6	$(144.1)	R18	$(16.0)	A6	$384.6
Capital lease obligations—short term portion	—	5.8	—		—		—		5.8
Participations and residuals	—	—	475.0	R7	81.9	R19	—		556.9
Film obligations and production loans	—	—	551.5	R8	62.2	R20	—		613.7
Corporate debt—short term portion	—	—	40.6	R9	—		—		40.6
Deferred revenue		12.2	238.2	R10	—		(12.2)	A7	238.2
Total current liabilities		296.3	1,282.9		—		(28.2)		1,839.8
Corporate debt	931.5	1,074.5	(40.6)	R11	(56.2)	R21	1,758.5	A8	3,667.7
Capital lease obligations	—	—	—		56.2	R21	—		56.2
Participations and residuals	650.7	—	(475.0)	R7	—		—		175.7
Film obligations and production loans	560.9		(551.5)	R12	—		—		9.4
Deferred revenue	321.5		(238.2)	R10	—		—		83.3
Other liabilities	—	34.1	22.4	R6	—		—		56.5
Deferred tax liabilities	—	—	—		—		712.8	A9
							(187.0)	A10	525.8
Total liabilities	$2,753.4	$1,404.9	$—		$—		$2,256.1		$6,414.4
Commitments and contingencies
Redeemable noncontrolling interest	91.8	—	—		—		—		91.8
SHAREHOLDERS’ EQUITY
Common shares	903.2	1.0	—		—		1,592.2	A11	2,496.4
Retained earnings	—	237.1	—		—		(312.0)	A12	(74.9)
Accumulated other comprehensive loss	(33.1)	(2.5)	—		—		20.5	A13	(15.1)
Total shareholders’ equity	870.1	235.6	—		—		1,300.7		2,406.4
Total liabilities and shareholders’ equity	$3,715.3	$1,640.5	$—		$—		$3,556.8		$8,912.6

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF INCOME FOR THE YEAR ENDED
MARCH 31, 2016
	Historical		Pro forma adjustments
	Year ended March 31, 2016	12 months ended March 31, 2016
(in millions, except per share data)	Lions Gate Entertainment Corp. (note 1)	Starz (note 1)	Starz reclassification adjustments (note 5)		Pro forma adjustments (note 6)		Pro forma combined
Revenues	$2,347.4	$1,681.3	$—		$(4.3)	A14	$4,024.4
Expenses:
Direct operating	1,415.3	—	883.7	R22	(2.9)	A15
					16.0	A16	2,312.1
Programming (including amortization)	—	660.4	(660.4)	R23	—		—
Production and acquisition (including amortization)	—	208.6	(208.6)	R24	—		—
Home video cost of sales	—	40.6	(40.6)	R25	—		—
Operating	—	42.0	(42.0)	R26	—		—
Distribution and marketing	661.8	—	215.3	R27	—		877.1
Selling general and administrative	—	329.4	(329.4)	R28	—		—
General and administration	282.2	—	182.0	R29	(5.0)	A17	459.2
Depreciation and amortization	13.1	19.0	—		103.4	A18	135.5
Total expenses	2,372.4	1,300.0	—		111.5		3,783.9
Operating income (loss)	(25.0)	381.3	—		(115.8)		240.5
Other expenses (income):
Interest expense	54.9	46.7	—		96.2	A19	197.8
Interest and other (income) expense	(1.9)	13.1	(13.2)	R30	—		(2.0)
Total other expenses, net	53.0	59.8	(13.2)		96.2		195.8
Income (loss) before equity interests and income taxes	(78.0)	321.5	13.2		(212.0)		44.7
Equity interests income (loss)	44.2	—	(13.2)	R30	—		31.0
Income (loss) before income taxes	(33.8)	321.5	—		(212.0)		75.7
Income tax provision (benefit)	(76.5)	104.1	—		(108.2)	A20	(80.6)
Net income	42.7	217.4	—		(103.8)		156.3
Less: Net loss attributable to noncontrolling interest	7.5	1.1	—		—		8.6
Net income attributable to Lions Gate Entertainment Corp. shareholders	$50.2	$218.5	$—		$(103.8)		$164.9
Basic Net Income per Common Share	$0.34						$0.77
Diluted Net Income per Common Share	$0.33						$0.73
Weighted average number of common shares outstanding:
Basic	148.5				66.9	A21	215.4
Diluted	154.1				76.7	A22	230.8

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF INCOME FOR THE THREE MONTHS ENDED JUNE 30, 2016
	Historical		Pro forma adjustments
(in millions, except per share data)	Lions Gate Entertainment Corp. (note 1)	Starz (note 1)	Starz reclassification adjustments (note 5)		Pro forma adjustments (note 6)		Pro forma combined
Revenues	$553.6	$402.6	$—		$(0.4)	A14	$955.8
Expenses:
Direct operating	366.3	—	193.0	R22	(0.7)	A15
					2.5	A16	561.1
Programming (including amortization)	—	148.1	(148.1)	R23	—		—
Production and acquisition (including amortization)	—	43.2	(43.2)	R24	—		—
Home video cost of sales	—	5.1	(5.1)	R25	—		—
Operating	—	7.1	(7.1)	R26	—		—
Distribution and marketing	125.0	—	47.2	R27	—		172.2
Selling general and administrative	—	79.0	(79.0)	R28	—		—
General and administration	78.7	—	51.8	R29	(19.6)	A17	110.9
Merger related	—	9.5	(9.5)	R31	—		—
Depreciation and amortization	5.6	5.2	—		25.9	A18	36.7
Total expenses	575.6	297.2	—		8.1		880.9
Operating income (loss)	(22.0)	105.4	—		(8.5)		74.9
Other expenses (income):
Interest expense	15.2	11.5	—.		22.5	A19	49.2
Interest and other (income) expense	(0.9)	6.7	(4.7)	R30	—		1.1
Total other expenses, net	14.3	18.2	(4.7)		22.5		50.3
Income (loss) before equity interests and income taxes	(36.3)	87.2	4.7		(31.0)		24.6
Equity interests income (loss)	10.8	-	(4.7)	R30	—		6.1
Income (loss) before income taxes	(25.5)	87.2	—		(31.0)		30.7
Income tax provision (benefit)	(26.3)	32.8	—		(19.0)	A20	(12.5)
Net income	0.8	54.4	—		(12.0)		43.2
Less: Net loss attributable to noncontrolling interest	0.4	—	—		—		0.4
Net income attributable to Lions Gate Entertainment Corp. shareholders	$1.2	$54.4	$—		$(12.0)		$43.6
Basic Net Income per Common Share	$0.01						$0.20
Diluted Net Income per Common Share	$0.01						$0.19
Weighted average number of common shares outstanding:
Basic	147.2				66.9	A21	214.1
Diluted	149.6				78.1	A22	227.7

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF INCOME FOR THE THREE MONTHS ENDED JUNE 30, 2015
	Historical		Pro forma adjustments
(in millions, except per share data)	Lions Gate Entertainment Corp. (note 1)	Starz (note 1)	Starz reclassification adjustments (note 5)		Pro forma adjustments (note 6)		Pro forma combined
Revenues	$408.9	$417.7	$—		$(0.7)	A14	$825.9
Expenses:
Direct operating	230.3	—	210.1	R22	(0.4)	A15
					4.3	A16	444.3
Programming (including amortization)	—	154.5	(154.5)	R23	—		—
Production and acquisition (including amortization)	—	50.0	(50.0)	R24	—		—
Home video cost of sales	—	10.0	(10.0)	R25	—		—
Operating	—	12.4	(12.4)	R26	—		—
Distribution and marketing	71.9	—	51.7	R27	—		123.6
Selling general and administrative	—	75.5	(75.5)	R28	—		—
General and administration	60.7	—	40.6	R29	0.7	A17	102.0
Depreciation and amortization	1.8	4.8	—		25.9	A18	32.5
Total expenses	364.7	307.2	—		30.5		702.4
Operating income (loss)	44.2	110.5	—		(31.2)		123.5
Other expenses (income):
Interest expense	12.7	11.3	—		24.6	A19	48.6
Interest and other (income) expense	(0.6)	2.1	(3.3)	R30	—		(1.8)
Total other expenses, net	12.1	13.4	(3.3)		24.6		46.8
Income (loss) before equity interests and income taxes	32.1	97.1	3.3		(55.8)		76.7
Equity interests income (loss)	11.4	—	(3.3)	R30	—		8.1
income (loss) before income taxes	43.5	97.1	—		(55.8)		84.8
Income tax provision (benefit)	2.8	34.1	—		(27.6)	A20	9.3
Net income	40.7	63.0	—		(28.2)		75.5
Less: Net loss attributable to noncontrolling interest	—	0.4	—		—		0.4
Net income attributable to Lions Gate Entertainment Corp. shareholders	$40.7	$63.4	$—		$(28.2)		$75.9
Basic Net Income per Common Share	$0.28						$0.35
Diluted Net Income per Common Share	$0.26						$0.33
Weighted average number of common shares outstanding:
Basic	147.6				66.9	A21	214.5
Diluted	157.5				72.0	A22	229.5

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1. Basis of Pro Forma Presentation
Description of Pro Forma Financial Statements: The accompanying pro forma financial statements are based on the historical consolidated financial statements of Lions Gate and Starz after giving effect to transactions as well as certain reclassifications (see Note 5) and pro forma adjustments (see Note 6). The pro forma adjustments are (1) directly attributable to the transactions, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statement of income, are expected to have a continuing impact on the results of operations of the combined company.
The pro forma financial statements are based on preliminary estimates and assumptions that are subject to change. The pro forma financial statements are presented solely for informational purposes and are not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor are they indicative of the future combined results of the combined company. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined statement of income does not include adjustments for any restructuring activities, operating efficiencies, operating cost savings, or the impact of any non-recurring activity or one-time transaction related charges. The unaudited pro forma condensed combined financial statements reflect certain benefits in the combined tax provision associated with the acquisition financing to be provided to Merger Sub.
Description of Balance Sheet: The unaudited pro forma condensed combined balance sheet assumes the transactions occurred on June 30, 2016. Lions Gate’s fiscal year end is March 31 and Starz’s fiscal year end is December 31. The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Lions Gate and Starz as of June 30, 2016, and applies certain reclassification and pro forma adjustments. The historical balance sheets of both Lions Gate and Starz were derived from their respective Quarterly Reports on Form 10-Q for the period ended June 30, 2016.
Description of Statements of Income: The unaudited pro forma condensed combined statements of income assume that the Starz Merger and the related debt financing occurred on April 1, 2015. Since Lions Gate and Starz have different fiscal year ends, with the most recent annual period of Lions Gate ended on March 31, 2016 and the most recent annual period of Starz ended on December 31, 2015, the unaudited pro forma condensed combined statement of income for the year ended March 31, 2016 combines the historical results of Lions Gate for the year ended March 31, 2016 with the historical results of Starz for the twelve months ended March 31, 2016 and applies certain reclassification and pro forma adjustments. The historical results of Lions Gate were derived from its Annual Report on Form 10-K for the year ended March 31, 2016. The historical results of Starz for the twelve months ended March 31, 2016 were calculated by (i) taking the results of operations for the year ended December 31, 2015 (ii) adding the results of operations for the quarter ended March 31, 2016 and (iii) subtracting the results of operations for the quarter ended March 31, 2015.
For the unaudited pro forma condensed combined statements of income for the three months ended June 30, 2016 and 2015, the historical results of both Lions Gate and Starz were derived from their respective Quarterly Reports on Form 10-Q for the period ended June 30, 2016.
Purchase Accounting and Preliminary Valuation: The pro forma financial statements were prepared using the acquisition method of accounting under ASC 805, with Lions Gate as the acquirer of Starz. Under the acquisition method of accounting, the total estimated purchase price, as described in Note 4, has been preliminarily estimated and allocated to the tangible and intangible assets acquired and liabilities assumed of Starz based on a preliminary estimate of their fair value. The preliminary purchase price and allocation of the preliminary purchase price to the assets and liabilities acquired is subject to revision, as a more detailed analysis is completed and additional information on the fair value of assets and liabilities become available, including receipt of final appraisals of the net assets acquired. Differences between these preliminary estimates and the final acquisition accounting could occur and these differences could be material. A change in the fair value of the net assets of Starz may change the amount of the purchase price allocable to goodwill, and could have a material impact on the accompanying unaudited pro forma condensed combined statement of income.
Accounting Policies and Reclassifications: As part of preparing these unaudited pro forma condensed combined financial statements, Lions Gate conducted an initial review of the accounting policies of Starz to determine if differences in accounting policies require reclassification of results of operations or reclassification of assets or liabilities to conform to Lions Gate’s accounting policies and classifications, and such reclassifications identified are reflected in the unaudited pro forma condensed combined financial statements. Upon completion of the Starz Merger, Lions Gate will perform a detailed review of Starz’s accounting policies. As a result of that review, Lions Gate may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company. In addition, Lions Gate expects to present a classified balance sheet post-merger and accordingly, reclassification adjustments to Lions Gate’s historical unclassified balance sheet are made to present an unaudited pro forma condensed combined classified balance sheet.
2. Preliminary Purchase Consideration and Lions Gate Share Recapitalization
Under the terms of the Merger Agreement, immediately prior to the consummation of the Starz Merger, Lions Gate will effect a reclassification of its share capital, pursuant to which each existing Lions Gate common share will be converted into 0.5 shares of a newly issued class of Lions Gate voting shares and 0.5 shares of a newly issued class of Lions Gate non-voting shares, subject to the terms and conditions of the Merger Agreement.
Following the reclassification, in the Starz Merger, (a) each share of Starz Series A common stock will be converted into the right to receive $18.00 in cash and 0.6784 Lions Gate non-voting shares, and (b) each share of Starz Series B common stock will be converted into the right to receive $7.26 in cash, 0.6321 Lions Gate non-voting shares and 0.6321 Lions Gate voting shares, in each case, subject to the terms and conditions of the Merger Agreement, and, in each case, except for (i) any shares of Starz common stock held by (A) Lions Gate or any of its wholly owned subsidiaries including Merger Sub or (B) under certain circumstances, any Starz stockholder resident in Ontario, who may have their shares of Starz common stock exchanged instead for an equivalent value in cash, pursuant to the terms and conditions of the Merger Agreement, and (ii) any shares of Starz common stock held by any Starz stockholder who is entitled to demand and properly demands appraisal of such shares pursuant to Section 262 of the DGCL. These exchange ratios are fixed and will not be adjusted to reflect stock price changes prior to the closing of the Starz Merger.
The fair value of Lions Gate voting shares and Lions Gate non-voting shares to be issued to Starz’s shareholders was preliminarily estimated based on Lions Gate’s closing common share price of $21.43 on August 19, 2016, taking into account the rights and privileges of the Lions Gate voting shares and Lions Gate non-voting shares to be issued as discussed in the Merger Agreement with the fair value of the Lions Gate voting share price estimated at $21.75 and the fair value of the Lions Gate non-voting share price estimated at $21.11. The following table summarizes the components of the estimated purchase consideration, inclusive of Lions Gate’s existing ownership of Starz common stock and Starz’s share-based equity awards outstanding as of June 30, 2016:
(in millions)
Market value, as of August 19, 2016, of Starz Series A and Series B common stock already owned by Lions Gate(1)		$157.4
Cash consideration to be paid to Starz stockholders
Starz Series A common stock at $18.00	$1,531.8
Starz Series B common stock at $7.26	52.7
		1,584.5
Fair value of Lions Gate voting and non-voting shares to be issued to Starz’s stockholders
Starz Series A common stock at exchange ratio of 0.6784 Lions Gate non-voting shares	1,218.7
Starz Series B common stock at exchange ratio of 0.6321 Lions Gate voting shares	99.9
Starz Series B common stock at exchange ratio of 0.6321 Lions Gate non-voting shares	97.0
		1,415.6
Replacement of Starz share-based payment awards		177.6
Total preliminary estimated purchase consideration		$3,335.1
(1) The value of shares of Starz common stock is derived from the corresponding impact of Lions Gate’s share price as a result of the fixed exchange ratios. The difference between the fair value of the Starz available-for-sale securities owned by Lions Gate and the original cost of the Starz available-for-sale securities of  $158.9 million will be reflected as a gain or loss in the combined company’s results of operations subsequent to the closing of the Starz Merger. Such amount is excluded from the unaudited pro forma condensed combined statement of income because it will not have a continuing impact on the results of operations of the combined company, however, the amount is presented as an adjustment to retained earnings in the unaudited pro forma condensed combined balance sheet (see Note 6).
Upon the closing of the Starz Merger, each outstanding share-based equity award (i.e., stock options, restricted stock, and restricted stock units) of Starz will be replaced by a Lions Gate non-voting share-based equity award (“Lions Gate replacement award”) with terms equivalent to the existing awards based on the exchange ratio set forth in the Merger Agreement. Each Lions Gate replacement award is measured at fair value on the date of acquisition and the portion attributable to pre-combination service is recorded as part of the purchase consideration and the portion attributable to post-combination service will be recognized as share-based compensation expense over the remaining post-combination service period. The estimated aggregate fair value of the Lions Gate replacement awards to be recorded as part of the purchase consideration is $177.6 million, and the estimated remaining aggregate fair value totaling $48.9 million that is unvested will be recognized in future periods in accordance with each respective award’s vesting terms.
For purposes of the unaudited pro forma condensed combined financial statements, the estimated fair value of the Lions Gate replacement awards was based on the outstanding share-based equity awards of Starz as of June 30, 2016. The underlying assumptions are based on current best estimates, and therefore subject to change with market conditions and other circumstances, which may potentially impact the fair value calculations used to determine the purchase consideration and the incremental post-combination share-based compensation expense. The fair value of the Lions Gate replacement restricted stock and restricted stock unit awards will be determined based on the closing price of Lions Gate common shares on the date of closing of the Starz Merger taking into account the rights and privileges of the Lions Gate non-voting shares underlying the equity awards to be issued. The fair value of Lions Gate replacement stock option awards will be determined using the Black-Scholes option valuation model using the fair value of the Lions Gate non-voting shares underlying the replacement stock options. For purposes of valuing the Lions Gate replacement awards, the following weighted-average applicable assumptions were used in the Black-Scholes option valuation model:
Weighted average assumptions:
Risk-free interest rate(1)	0.3% – 1.0%
Expected option lives (years)(2)	0.2 – 4.8 years
Expected volatility(3)	35%
Expected dividend yield(4)	0%
(1) The risk-free rate assumed in valuing the options is based on the U.S. Treasury Yield curve in effect applied against the expected term of the option at the time of the grant.
(2) The expected option lives represents the period of time that options are expected to be outstanding.
(3) Expected volatilities are based on implied volatilities from traded options on Lions Gate’s stock, historical volatility of Lions Gate’s stock and other factors.
(4) The expected dividend yield is based on an assumption that the combined company will suspend the quarterly dividend.
The fair value of the Lions Gate voting shares and Lions Gate non-voting shares issued as part of the purchase consideration will be measured on the closing date of the Starz Merger. Although the exchange ratios are fixed, the value of the merger consideration may change based on fluctuations in the price of Lions Gate common shares and the number of shares of Starz Series A common stock and Starz Series B common stock and stock options, restricted stock and restricted stock units outstanding on the closing date of the Starz Merger. A 10% fluctuation in the share price of Lions Gate as of August 19, 2016 ($21.43) will potentially impact the preliminary purchase consideration and amount of goodwill as illustrated in the table below (the total number of Starz’s shares outstanding have been assumed to be the same as in the table above):
(in millions)	10% increase in Lions Gate share price	10% decrease in Lions Gate share price
Starz shares already owned by Lions Gate(1)	$167.5	$147.4
Cash consideration to be paid to Starz stockholders (no change)	1,584.5	1,584.5
Fair value of Lions Gate voting and non-voting shares to be issued to Starz’s stockholders	1,557.2	1,274.0
Replacement of Starz share-based payment awards(1)	191.3	164.1
Total preliminary estimated purchase consideration	$3,500.5	$3,170.0
Estimated goodwill	$2,084.2	$1,753.7
(1) Assumes Lions Gate’s share price has a corresponding impact on Starz’s share price as a result of the fixed exchange ratios.
3. Debt Financing
In connection with the execution of the Merger Agreement, Lions Gate entered into a debt commitment letter among Lions Gate and JPMorgan Chase Bank, N.A., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, and Deutsche Bank Securities Inc. for secured and unsecured financing of up to $4.57 billion (which debt commitment letter was subsequently amended to add additional financial institutions as commitment parties thereunder). The proceeds of the financing contemplated by the debt commitment letter may be used, among other things, to (i) finance the payment of the cash consideration of the Starz Merger, (ii) repay all amounts outstanding under the Existing Starz Credit Facility and the Starz 2019 Notes, (iii) repay all amounts outstanding under the Existing Lions Gate Credit Facility and Existing Lions Gate Term Loan and redeem, satisfy and discharge the Lions Gate 2018 Notes , (iv) pay fees and expenses related to the transactions and (v) in the case of the Revolver, for working capital and other general corporate purposes after the closing date of the Starz Merger:
Revolver: a $1.0 billion five-year revolving credit facility (“Revolver”), which is anticipated to bear interest initially at a rate per annum equal to LIBOR plus 2.50%, with possible reductions in the margin of up to 50 basis points (two reductions of 25 basis points each) upon achievement of certain leverage ratios. The Revolver will include a net first lien leverage maintenance covenant and an interest coverage ratio maintenance covenant. For purposes of the unaudited pro forma condensed combined financial statements, the initial interest rate of LIBOR plus 2.50% has been assumed (see Note 6, pro forma adjustment A19). We currently expect that $150 million of the Revolver will be drawn on the closing date of the Starz Merger to pay fees and expenses related to the transactions.
Term Loan A: a $1.0 billion five-year term loan (“Term Loan A”), which is anticipated to bear interest initially at a rate per annum equal to LIBOR plus 2.50%, with possible reductions in the margin of up to 50 basis points (two reductions of 25 basis points each) upon achievement of certain leverage ratios. The Term Loan A will include the same financial maintenance covenants as the Revolver. The Term Loan A amortizes quarterly beginning the last day of the first full fiscal quarter ending after the closing date of the Starz Merger at quarterly rates of 1.25% for the first and second years, 1.75% for the third year and 2.50% for the fourth and fifth years, with the balance payable at maturity. For purposes of the unaudited pro forma condensed combined financial statements, the initial interest rate of LIBOR plus 2.50% has been assumed (see Note 6, pro forma adjustment A19).
Term Loan B: a $1.9 billion seven-year term loan (“Term Loan B”), which is anticipated to bear interest initially at a rate per annum equal to LIBOR plus 3.75% (subject to a LIBOR floor of 0.75%), with a possible reduction, subject to market conditions, in the initial interest rate of 25 basis points upon achievement of a certain leverage ratio. The Term Loan B amortizes quarterly beginning the last day of the first full fiscal quarter ending after the closing date of the Starz Merger at an annual rate of 1%, with the balance payable at maturity. The Term Loan B will be subject to additional mandatory repayment from specified percentages of excess cash flow, as such term will be defined in the credit agreement relating thereto. For purposes of the unaudited pro forma condensed combined financial statements, the initial interest rate of LIBOR plus 3.75% (subject to a LIBOR floor of 0.75%) has been assumed (see Note 6, pro forma adjustment A19).
Bridge Facility: a $150 million nine-month unsecured bridge facility which is anticipated to bear interest initially at a rate per annum equal to LIBOR plus 6.50% (“Bridge Facility”), which if not repaid on or prior to the nine-month maturity would convert into eight-year unsecured term loans or exchange notes bearing interest at a higher rate. The Company intends to repay the Bridge Facility prior to the nine-month maturity. However, for purposes of the unaudited pro forma condensed combined financial statements, we have assumed the Bridge Facility or a similar instrument to be outstanding with an initial interest rate of LIBOR plus 6.50% (see Note 6, pro forma adjustment A19) during the pro forma periods.
Notes: while the Company has received commitments for a $520 million one-year unsecured bridge facility, the Company plans to raise an equivalent amount of additional unsecured debt though a 144A private placement of notes (the “Notes”) at or prior to closing of the acquisition which would be substituted for the bridge facility. For purposes of the unaudited pro forma condensed combined financial statements, we have assumed a market interest rate of 7.50% for the Notes (see Note 6, pro forma adjustment A19) and a term of eight years.

An increase or decrease of 12.5 basis points per year (1/8%) in the assumed interest rates noted above would increase or decrease annual and quarterly interest expense by approximately $4.7 million and $1.2 million, respectively.
The sources and uses of funds relating to the transactions are as follows:
(in millions)
Sources:
Available cash	$82.8
Proceeds from notes	520.0
Proceeds from Senior Credit Facilities	3,050.0
Proceeds from Bridge Facility	150.0
Total sources	$3,802.8
Uses:
Cash consideration to be paid to Starz’s stockholders	$1,584.5
Repayment of the Existing Starz Credit Facility	352.0
Repayment of the Starz 2019 Notes	675.0
Repayment of the Existing Lions Gate Credit Facility	225.0
Repayment of the Existing Lions Gate Term Loan	400.0
Repayment of the Lions Gate 2018 Notes	225.0
Estimated costs associated with debt refinancing	142.8
Estimated acquisition related costs	69.5
Cash to fund operations	129.0
Total uses	$3,802.8
Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. These amounts are excluded from the unaudited pro forma condensed combined statement of income as they will not have a continuing impact on the results of operations of the combined company. These amounts are reflected as a reduction of retained earnings (or increase to goodwill in the case of Starz estimated acquisition related costs) on the unaudited condensed combined pro forma balance sheet.
In connection with the new debt issuances and related debt refinancing or repayment, Lions Gate expects to pay an estimated $112.3 million of upfront financing fees and costs, and an estimated $30.5 million in early repayment or redemption premiums. For purposes of the unaudited condensed combined pro forma financial statements, the upfront financing fees and costs are reflected as a reduction of cash and corporate debt on the unaudited condensed combined pro forma balance sheet and the corresponding amortization of such amounts are reflected within interest expense in the unaudited condensed combined pro forma statement of income. The early repayment or redemption premiums are assumed to be included in the calculation of loss on extinguishment of debt in the post combination period; however, they are not reflected in the unaudited condensed combined pro forma statement of income because they will not have a continuing impact. These amounts are reflected as a reduction of retained earnings on the unaudited condensed combined pro forma balance sheet. Depending on the timing of the closing of the transactions, such amounts could increase or decrease. In addition, if a portion of the debt refinanced is deemed to be a modification of terms rather than an extinguishment of debt, then that portion related to the early repayment or redemption premium would be amortized over the life of the new debt issuances, and the portion related to the upfront financing fees and costs would be expensed as a loss on extinguishment of debt.
4. Allocation of Preliminary Purchase Consideration
The preliminary estimated purchase price of Starz has been allocated to the tangible and intangible assets acquired and liabilities assumed based on a preliminary estimate of their fair values as if the acquisition had been completed on June 30, 2016 as follows:
(in millions)
Cash and cash equivalents	$12.9
Accounts receivable, net	409.8
Program rights	701.7
Investment in films and television programs, net	279.2
Property and equipment, net	87.8
Investments	16.1
Intangible assets	2,000.0
Other assets	31.2
Accounts payable and accrued liabilities	(157.5)
Corporate debt	(1,101.7)
Deferred tax liabilities	(685.0)
Other liabilities	(178.2)
Fair value of net assets acquired	1,416.3
Goodwill	1,918.8
Total estimated purchase consideration	$3,335.1
The preliminary allocation of the estimated purchase price is based upon management’s estimates and is subject to revision as a more detailed analysis is completed and additional information on the fair value of the assets and liabilities become available, including receipt of final appraisals of the net assets acquired. A change in the fair value of the net assets may change the amount of purchase price allocable to goodwill, and could have a material impact on the amount of expense included in the accompanying unaudited pro forma condensed combined statement of income.
Cash, accounts receivable, investments, other assets, accounts payable and accrued liabilities, and other liabilities. Fair value is assumed to equal Starz’s historical carrying value due to either the liquid nature or short term duration of the asset or liability, or based upon overall immateriality to the purchase price allocation.
Program rights. The fair value of the program rights is preliminarily assumed to be the recorded book value. This is based on an assessment that such content is acquired or produced at fair value and aired over relatively short periods (a few years) and thus the amortization of the cost reflects the decline in the fair value of the content over time. However, a more detailed analysis of such assets and related contracts will be performed upon the closing of the Starz Merger to determine if an adjustment to increase or decrease the recorded book value is necessary. An adjustment to increase or decrease the value of the network programming would result in an increase or decrease to program amortization within direct operating expense.
Investment in film and television programs. Investment in films and television programs include the cost of completed films and television programs (including original series) which have been produced by Starz or for which Starz has acquired distribution rights, as well as the costs of films and television programs in production, pre-production and development. For film and television programs in production, pre-production and development, the fair value has been assumed to be the recorded book value. For completed films and television programs, the fair value was preliminarily estimated based on forecasted cash flows discounted to present value at a rate commensurate with the risk of the assets.
Property and equipment. The fair value of the property and equipment is preliminarily assumed to be the recorded book value. A significant portion of the property and equipment is represented by capital leases for the corporate headquarters facility and certain satellite transponders. A final valuation of such property and equipment will be made upon closing of the Starz Merger. The impact of adjustments to the fair value of these assets could impact the amount of depreciation and amortization expense; however, currently such amounts are not expected to be material.
Identifiable intangible assets. Identifiable intangible assets include customer relationships and tradenames. The fair value of the identifiable intangible assets and their weighted-average useful lives are as follows:
(in millions)	Estimated fair value	Average estimated useful life
Customer relationships	$1,780	17 years
Trade names	220	indefinite-lived
	$2,000
Customer Relationships. Customer relationships represent existing affiliation agreements with distributors. The fair value of customer relationships was preliminarily estimated based on the estimated future cash flows to be generated from the customer affiliation contracts considering assumptions related to contract renewal rates and revenue growth based on the number of subscribers and contract rates. The earnings expected to be generated by the customer relationships were forecasted over the estimated duration of the intangible asset. The earnings were then adjusted by taxes and the required return for the use of the contributory assets and discounted to present value at a rate commensurate with the risk of the asset.
The amortization period and related pro forma adjustment for the customer relationships asset is based on the expected net cash flows from the acquired Starz customers and a preliminary assumption of amortization on a straight-line basis over a 17-year period.
A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill of approximately $200.0 million and annual and quarterly amortization expense of approximately $10.5 million and $2.6 million, respectively, assuming an overall weighted average useful life of 17 years.
Trade names. Trade names are primarily related to the Starz brand and name. The fair value of trade names was preliminarily estimated based on the present value of the theoretical cost savings that could be realized by the owner of the trade names as a result of not having to pay a stream of royalty payments to another party. These cost savings were calculated based on the hypothetical royalty payment that a licensee would be required to pay in exchange for use of the trade names, reduced by the tax shield realized by the licensee on the royalty payments. The cost savings were discounted to present value at a rate commensurate with the risk of the asset.
Trade names have an indefinite useful life and will not be amortized, but rather are assessed for impairment at least annually or more frequently whenever events or circumstances indicate that the rights might be impaired. Any change in the value of the trade names is expected to be allocated to goodwill, which is another indefinite-lived asset that is also reviewed for impairment at least annually or more frequently whenever events or circumstances indicate that goodwill might be impaired.
Corporate debt. The Starz 2019 Notes were adjusted to fair value using quoted market values. Starz deferred debt issuance costs were also eliminated. The quoted market value of a debt instrument is higher than the face amount of the debt when the market interest rates are lower than the stated interest rate of the debt. The Starz debt at fair value is then eliminated in connection with the debt financing transaction resulting in a gain on extinguishment of debt of $4.3 million. The gain on extinguishment of debt represents the difference between the fair value of Starz debt and the amount paid to extinguish the Starz debt inclusive of a call premium of  $8.4 million.
Deferred tax liabilities. Deferred taxes were adjusted to record the deferred tax impact of acquisition accounting adjustments primarily related to intangible assets. The incremental deferred tax liabilities were calculated based on the tax effect of the approximately $1.9 billion step-up in book basis of the net assets of Starz, excluding the amount attributable to goodwill, using the estimated statutory tax rates.
Goodwill. Goodwill represents the excess of the preliminary purchase price over the estimate of the fair value of the underlying tangible and intangible assets acquired and liabilities assumed. The acquisition goodwill arises from the increase in the combined company’s content creation capability and enhanced scale to its global distribution footprint across mobile, broadband, cable and satellite platforms. In addition, the acquisition goodwill arises from the opportunity for a broad range of new content partnerships and accelerates the growth of Lions Gate and Starz’s own OTT services, as well as other anticipated revenue and cost synergies. In accordance with ASC 805, goodwill will not be amortized but instead will be tested for impairment annually, or as required on a more frequent basis.
5. Reclassifications
Historical Lions Gate. The historical financial information of Lions Gate Entertainment Corp. in the unaudited pro forma condensed combined balance sheet presents the historical consolidated balance sheet of Lions Gate Entertainment Corp. as of June 30, 2016. Lions Gate has historically presented unclassified balance sheets in its consolidated financial statements pursuant to ASC 926. Upon the closing of the transactions, Lions Gate expects to present a classified balance sheet based on the combined company. The column “Lions Gate Reclassification Adjustments” in the unaudited pro forma condensed combined balance sheet represents the reclassifications necessary to reflect the historical consolidated balance sheet of Lions Gate as of June 30, 2016 under a classified presentation.

Reclassification adjustments to Lions Gate’s historical balance sheet as of June 30, 2016:
R1	To reclassify the noncurrent portion of accounts receivable	$(243.8)
R2	To reclassify the current portion of other assets	$26.1
	To reclassify product inventory from investment in films and television programs to other current assets	21.0
		$47.1
R3	To reclassify product inventory from investment in films and television programs to other current assets	$(21.0)
R4	To reclassify intangible assets from noncurrent other assets	$10.9
R5	To reclassify the current portion of other assets	$(26.1)
	To reclassify intangible assets from noncurrent other assets	(10.9)
		$(37.0)
R6	To reclassify deferred rent from accounts payable and accrued liabilities to other liabilities	$(22.4)
R7	To reclassify the current portion of participations and residuals	$475.0
R8	To reclassify the current portion of film obligations and production loans	$551.5
R9	To reclassify the current portion of convertible senior subordinated notes	$40.6
R10	To reclassify the current portion of deferred revenue	$238.2
R11	To reclassify the current portion of convertible senior subordinated notes	$(40.6)
R12	To reclassify the current portion of film obligations and production loans	$(551.5)

Historical Starz. The following table sets forth the reclassifications to adjust Starz’s historical presentation to conform to Lions Gate’s presentation:
Reclassification adjustments to Starz’s historical balance sheet as of June 30, 2016:
R13	To reclassify the current portion of tax credit receivables and other receivables from other current assets to current accounts receivables	$33.6
R14	To reclassify the noncurrent portion of tax credit receivables and other receivables from other noncurrent assets to noncurrent accounts receivables	$86.4
R15	To reclassify equity method investments from other noncurrent assets to investments	$16.1
R16	To reclassify intangible assets from other noncurrent assets to intangible assets	$4.5
R17	To reclassify the noncurrent portion of tax credit receivables and other receivables from other noncurrent assets to noncurrent accounts receivables	$(86.4)
	To reclassify equity method investments from other noncurrent assets to investments	(16.1)
	To reclassify intangible assets from other noncurrent assets to intangible assets	(4.5)
		$(107.0)
R18	To reclassify royalties, residuals and participations liabilities from accrued liabilities to current participations and residuals	$(81.9)
	To reclassify program rights payable from accrued liabilities to current film obligations and production loans	(62.2)
		$(144.1)
R19	To reclassify royalties, residuals and participations liabilities from accrued liabilities to current participations and residuals	$81.9
R20	To reclassify program rights payable from accrued liabilities to current film obligations and production loans	$62.2
R21	To reclassify the noncurrent portion of capital lease obligations from corporate debt to capital lease obligations	$(56.2)

Reclassification adjustments to Starz’s historical statement of income for the twelve months ended March 31, 2016 and three months ended June 30, 2016 and 2015:
(in millions)		Twelve months ended March 31, 2016	Three months ended June 30, 2016	Three months ended June 30, 2015
R22	To reclassify programming expense to direct operating expense	$657.7	$147.5	$153.8
	To reclassify production and acquisition expense to direct operating expense	208.6	43.2	50.0
	To reclassify content related operating expense to direct operating expense	18.0	—	7.1
	To reclassify (benefit) charges for doubtful accounts from selling general and administrative expense to direct operating expense	(0.6)	2.3	(0.8)
		$883.7	$193.0	$210.1
R23	To reclassify programming expense to direct operating expense	$(657.7)	$(147.5)	$(153.8)
	To reclassify programming expense to general and administration expense	(2.7)	(0.6)	(0.7)
		$(660.4)	$(148.1)	$(154.5)
R24	To reclassify production and acquisition expense to direct operating expense	$(208.6)	$(43.2)	$(50.0)
R25	To reclassify home video cost of sales to distribution and marketing expense	$(40.6)	$(5.1)	$(10.0)
R26	To reclassify content related operating expense to direct operating expense	$(18.0)	$—	$(7.1)
	To reclassify distribution related operating expense to distribution and marketing expense	(12.9)	(4.0)	(2.6)
	To reclassify operating expense to general and administration expense	(11.1)	(3.1)	(2.7)
		$(42.0)	$(7.1)	$(12.4)
R27	To reclassify home video cost of sales to distribution and marketing expense	$40.6	$5.1	$10.0
	To reclassify distribution related operating expense to distribution and marketing expense	12.9	4.0	2.6
	To reclassify advertising and marketing costs from selling general and administrative expense to distribution and marketing expense	161.8	38.1	39.1
		$215.3	$47.2	$51.7
R28	To reclassify advertising and marketing costs from selling general and administrative expense to distribution and marketing expense	$(161.8)	$(38.1)	$(39.1)
	To reclassify general and administrative expense from selling general and administrative expense to general and administration expense	(168.2)	(38.6)	(37.2)
	To reclassify benefit (charges) for doubtful accounts from selling general and administrative expense to direct operating expense	0.6	(2.3)	0.8
		$(329.4)	$(79.0)	$(75.5)
R29	To reclassify programming expense to general and administration expense	$2.7	$0.6	$0.7
	To reclassify operating expense to general and administration expense	11.1	3.1	2.7
	To reclassify merger related expense to general and administration expense	—	9.5	—
	To reclassify general and administrative expense from selling general and administrative expense to general and administration expense	168.2	38.6	37.2
		$182.0	$51.8	$40.6
R30	To reclassify other expense to equity investment loss for Starz’s equity method investee	$(13.2)	$(4.7)	$(3.3)
R31	To reclassify merger related expense to general and administration expense	$—	$(9.5)	$—

6. Pro Forma Adjustments
Pro forma adjustments to the unaudited pro forma condensed combined balance sheet:
(in millions)		June 30, 2016
A1	To reflect the net source of cash to fund Lions Gate’s purchase of Starz as shown in Note 3:
	To reflect the proceeds upon issuance of new debt	$3,720.0
	To reflect the use of cash to fund cash consideration	(1,584.5)
	To reflect the use of cash to extinguish the Existing Starz Credit Facility	(352.0)
	To reflect the use of cash to extinguish the Starz 2019 Notes	(675.0)
	To reflect the use of cash to extinguish the Existing Lions Gate Credit Facility	(225.0)
	To reflect the use of cash to extinguish the Existing Lions Gate Term Loan	(400.0)
	To reflect the use of cash to extinguish the Lions Gate 2018 Notes	(225.0)
	To reflect the use of cash for estimated costs associated with debt refinancing	(142.8)
	To reflect the use of cash for acquisition related costs of Starz and Lions Gate	(69.5)
		$46.2
A2	To reflect the preliminary estimated incremental fair value of certain Starz original content and distribution agreements	$56.0
A3	To eliminate Lions Gate’s existing available for sale investment in Starz	$(140.9)
A4	Adjustments to intangible assets as a result of the preliminary valuation
	To reflect the preliminary estimated fair value of customer relationships	$1,780.0
	To reflect the preliminary estimated fair value of tradenames	220.0
	To eliminate Starz’s historical intangible assets	(4.5)
		$1,995.5
	See Note 4 for assumptions and methodologies used to value the intangible assets as well as the sensitivity of those assumptions.
A5	Adjustments to goodwill
	To reflect the preliminary estimated fair value of Starz’s goodwill resulting from the acquisition	$1,918.8
	To eliminate Starz’s historical goodwill	(131.8)
		$1,787.0
A6	Adjustments to accounts payable and accrued liabilities
	To reflect the estimated accrual of acquisition related costs estimated to be incurred by Lions Gate prior to the acquisition	$30.2
	To reflect the estimated accrual of acquisition related costs estimated to be incurred by Starz prior to the acquisition	23.3
	To reflect the payment of the estimated acquisition related costs incurred upon closing of the transaction	(69.5)
		$(16.0)
A7	To reflect the preliminary estimated fair value of deferred revenue	$(12.2)
	The fair value of deferred revenue is expected to be minimal, and accordingly has been reflected as a reduction in the unaudited pro forma condensed combined balance sheet.

A8	To reflect the debt refinancing upon acquisition as follows:
To reflect the proceeds/(repayments) of the following Lions Gate debt, net of deferred financing costs:
(in millions)	Proceeds/ (repayments)	Deferred financing costs
New debt	$3,720.0	$(112.3)	$3,607.7
Senior revolving credit facility	(225.0)	4.0	(221.0)
Lions Gate 2018 Notes	(225.0)	3.8	(221.2)
Term Loan	(400.0)	11.3	(388.7)
Net change in Lions Gate’s debt	$2,870.0	$(93.2)	$2,776.8
	Adjustments to Starz’s historical debt
	To eliminate Starz’s historical deferred financing costs	10.4
	To reflect the fair value adjustment of Starz’s historical debt based on quoted market values	11.0
	To reflect repayment of the principal amount of Starz’s debt as part of debt refinancing upon acquisition	(1,027.0)
	To reflect the reduction of the fair value adjustment and historical debt premium in connection with Starz’s debt extinguishment	(12.7)
	Net adjustments to Starz’s debt	(1,018.3)
		$1,758.5
A9	To reflect the deferred income tax impact on the balance sheet adjustments to fair value using a historical statutory rate of approximately 38%	$710.7
	To reflect the deferred income tax impact of increasing the valuation allowance in Canada as a result of an increase in third-party interest expense in Canada(1)	8.9
	To reflect the deferred income tax impact on Lions Gate’s estimated acquisition-related costs(2)	(2.6)
	To reflect the deferred income tax impact on Starz’s estimated acquisition-related costs(2)	(4.2)
		$712.8

(1)
The increase in valuation allowance will be reflected in the post combination statement of operations, however as there is no continuing impact on the results of operations of the combined company, this amount is excluded from the unaudited pro forma condensed combined statement of income.

(2)
Reflects the income tax effect of the pro forma adjustments for the estimated acquisition related costs discussed in adjustment A6. The income tax effect was determined utilizing the blended federal and state statutory income tax rate of 38%, with an assumption that only a portion of estimated acquisition related costs would be deductible for income tax purposes. The final determination of deductibility will be determined upon completion of a transaction cost study and will depend on the actual amount and type of actual acquisition related costs incurred.

A10	To reclassify Lions Gate’s historical deferred tax assets to offset the deferred tax liabilities recognized above	$(165.5)
	To reclassify Starz’s historical deferred tax assets to offset the deferred tax liabilities recognized above	(21.5)
		$(187.0)

A11	To reflect the issuance of 4.6 million Lions Gate voting shares and 62.1 million Lions Gate non-voting shares to fund a portion of the estimated purchase price	$1,415.6
	To eliminate Starz’s historical common share components of shareholders’ equity in connection with the acquisition	(1.0)
	To reflect the fair value of the replacement of Starz’s share-based payment awards	177.6
		$1,592.2
A12	Adjustments to retained earnings
	To eliminate Starz’s historical retained earnings	$(237.1)
	To eliminate the pro forma adjustment to historical retained earnings for the Starz estimated acquisition related costs, net of tax benefit of $4.2 million (see below and A6 above)	19.1
			$(218.0)
	To reflect gain on extinguishment of Starz debt(1)		4.3
	To reflect Lions Gate’s accumulated other comprehensive loss associated with its existing available-for-sale investment in Starz (see Note 2)		(1.5)
	To reflect loss on extinguishment of Lions Gate debt(2)		(41.2)
	To reflect estimated acquisition related costs of Lions Gate	$(30.2)
	To reflect estimated acquisition related costs of Starz	(23.3)
			(53.5)
	To reflect the tax impact of the acquisition related costs of Lions Gate and Starz of $2.6 million and $4.2 million, respectively (see A9 above)		6.8
	To reflect decrease to Lions Gate’s deferred tax assets (see A9 above)		(8.9)
			$(312.0)
	(1) Gain on extinguishment of Starz debt represents the difference between the fair value of Starz debt and the amount paid to extinguish the Starz debt inclusive of a call premium of $8.4 million.

(2)
Loss on extinguishment of Lions Gate debt includes the write-off of unamortized deferred costs and call premiums associated with Lions Gate historical debt. The unaudited pro forma condensed statement of income assumes the repayment of Lions Gate historical debt is treated as debt extinguishment.

	See Note 3 for discussion on debt extinguishments.
A13	Adjustments to accumulated other comprehensive loss
	To eliminate Lions Gate’s historical accumulated other comprehensive loss associated with its existing available for sale investment in Starz		$18.0
	To eliminate Starz’s historical accumulated other comprehensive loss		2.5
			$20.5

Pro forma adjustments to the unaudited pro forma condensed combined statement of income for the year ended March 31, 2016 and three months ended June 30, 2016 and 2015:
(in millions)		Year ended March 31, 2016	Three months ended June 30, 2016	Three months ended June 30, 2015
A14	To eliminate revenues associated with intercompany transactions between Lions Gate and Starz	$(4.3)	$(0.4)	$(0.7)
A15	To eliminate the cost associated with intercompany transactions between Lions Gate and Starz, net of intercompany profit not yet realized	$(2.9)	$(0.7)	$(0.4)
A16	To reflect amortization of the fair value adjustment on certain Starz original content and distribution agreements using the film-forecast method	$16.0	$2.5	$4.3
A17	Adjustments to general and administration expenses
	To eliminate transaction costs associated with the Starz acquisition, which are included in the historical statement of income of Starz	$—	$(9.5)	$—
	To eliminate transaction costs associated with the Starz acquisition, which are included in the historical statement of income of Lions Gate	—	(6.5)	—
	To reflect postcombination stock-based compensation associated with the replacement of Starz’s stock-based equity awards	27.9	3.7	8.8
	To eliminate historical stock-based compensation associated with Starz’s stock based equity awards	(32.9)	(7.3)	(8.1)
		$(5.0)	$(19.6)	$0.7
A18	Adjustments to amortization of intangible assets
	Estimated fair value	Estimated average useful life in years
To reflect amortization expense of customer relationships	$1,780	17	$104.7	$26.2	$26.2
To eliminate Starz’s historical amortization expense of intangible assets			(1.3)	(0.3)	(0.3)
			$103.4	$25.9	$25.9

(in millions)		Year ended March 31, 2016	Three months ended June 30, 2016	Three months ended June 30, 2015
A19	Adjustments to interest expense
	To reflect interest expense on Revolving Credit Facility at an assumed rate of 2.97%	$4.5	$1.1	$1.1
	To reflect unused commitment fee on Revolving Credit Facility, at an assumed annual percentage of 0.375% of the assumed $850 million available balance on the credit facility	3.2	0.8	0.8
	To reflect interest expense on Term Loan A at an assumed rate of 2.97%	29.7	7.4	7.4
	To reflect interest expense on Term Loan B at an assumed rate of 4.50%	85.5	21.4	21.4
	To reflect interest expense on Bridge Facility at an assumed rate of 6.97%	10.5	2.6	2.6
	To reflect interest expense on the notes at an assumed rate of 7.50%	39.0	9.8	9.8
	To reflect amortization of deferred financing costs associated with new debt	15.4	4.0	4.0
		187.8	47.1	47.1
	To eliminate Starz’s historical interest expense associated with its 2015 Credit Agreement and Senior Notes	(47.2)	(12.0)	(12.0)
	To eliminate Lions Gate’s historical interest expense associated with its senior revolving credit facility, Lions Gate 2018 Notes and Term Loan	(44.4)	(12.6)	(10.5)
		$96.2	$22.5	$24.6
	See Note 3 for interest rate sensitivity of interest expense.
A20	Adjustments to income tax provision (benefit)
	To reflect the income tax benefit related to the pro forma adjustments(1)	$(108.2)	$(19.0)	$(27.6)

(1)
The income tax benefit represents (a) the tax effect
of the pro forma adjustments based on the statutory
tax rate applied in the applicable jurisdiction and
(b) the benefits associated with the acquisition
financing to be obtained by Lions Gate and
provided to Merger Sub.

A21	Adjustments to basic weighted average number of common shares outstanding
	To reflect the issuance of 4.6 million Lions Gate voting shares and 62.3 million Lions Gate non-voting shares to fund a portion of the estimated purchase price	66.9	66.9	66.9

(in millions)		Year ended March 31, 2016	Three months ended June 30, 2016	Three months ended June 30, 2015
A22	Adjustments to diluted weighted average number of common shares outstanding
	To reflect the issuance of 4.6 million Lions Gate voting shares and 62.3 million Lions Gate non-voting shares to fund a portion of the estimated purchase price	66.9	66.9	66.9
	To reflect the dilutive effect of convertible senior subordinated notes outstanding that were not previously dilutive in the historical statements of income of Lions Gate	4.0	6.1	—
	To reflect the impact of dilutive replacement awards outstanding	5.8	5.1	5.1
		76.7	78.1	72.0

7. Pro Forma Net Income Per Share

The pro forma basic and diluted net income per share are based on the basic and diluted weighted average number of shares outstanding after giving effect to the number of shares of Lions Gate voting shares and Lions Gate non-voting shares expected to be issued pursuant to the merger agreement.

The pro forma basic and diluted net income per share is computed as follows:

	Year ended March 31, 2016		Three months ended June 30, 2016		Three months ended June 30, 2015
	(All amounts in millions of dollars, except per share amounts)
Pro Forma Net Income Per Common Share:	Basic	Diluted	Basic	Diluted	Basic	Diluted
Numerator:
Pro forma net income attributable to Lions Gate Entertainment Corp. shareholders	$164.9	$164.9	$43.6	$43.6	$75.9	$75.9
Add:
Interest on convertible notes, net of tax, previously dilutive in the historical consolidated financial statements	—	0.4	—	—	—	0.7

Proforma interest on convertible notes not previously dilutive in the historical consolidated financial statements, net of tax	—	2.5	—	0.7	—	—
Numerator for pro forma net income per common share	$164.9	$167.8	$43.6	$44.3	$75.9	$76.6
Denominator:
Weighted average common shares outstanding, as reflected in the historical consolidated financial statements	148.5	154.1	147.2	149.6	147.6	157.5
Pro forma effect of dilutive securities:
Issuance of Lions Gate's common shares to fund a portion of the estimated purchase price	66.9	66.9	66.9	66.9	66.9	66.9
Conversion of notes not previously dilutive in the historical consolidated financial statements	—	4.0	—	6.1	—	—
Replacement awards	—	5.8	—	5.1	—	5.1
Pro forma adjusted weighted average common shares outstanding	215.4	230.8	214.1	227.7	214.5	229.5
Pro forma net income per common share	$0.77	$0.73	$0.20	$0.19	$0.35	$0.33
	$—	$(0.00)	$—	$0.00	$—	$(0.00)
	—	—	—	—	—	—

Other financial data ($mm)

	PF 12M
	Ended June 30,
	2016
Other Financial Data:
Pro Forma EBITDA[1]	$360.6
Pro Forma Adjusted EBITDA[2]	$568.4
Pro Forma Adjusted Acquisition EBITDA[3]	$620.7
Pro Forma Financing EBITDA[4]	$599.6
Total secured debt5 / Pro Forma Financing EBITDA	5.2	x
Net secured debt5 / Pro Forma Financing EBITDA	5.0	x
Total debt[5] / Pro Forma Financing EBITDA	6.5	x
Pro Forma Financing EBITDA / Net Interest Expense	3.4	x
Net debt[5] / Pro Forma Financing EBITDA	6.3	x

1 “EBITDA” is defined as earnings before interest, income tax provision or benefit, and depreciation and amortization. “Pro Forma EBITDA” is defined as EBITDA after giving effect to the transactions as if they had occurred on April 1, 2015, the first day of Lions Gate’s fiscal year ended March 31, 2016.

2 “Adjusted EBITDA” represents EBITDA as defined above adjusted for stock-based compensation, purchase accounting and related adjustments, restructuring and other items, non-cash imputed interest charge, start-up losses of new business initiatives, loss on extinguishment of debt and backstopped prints and advertising expense. “Pro Forma Adjusted EBITDA” is defined as Adjusted EBITDA after giving effect to the transactions as if they had occurred on April 1, 2015, the first day of Lions Gate’s fiscal year ended March 31, 2016.

3 “Pro Forma Adjusted Acquisition EBITDA” represents Pro Forma Adjusted EBITDA as defined above adjusted to include $52.3 million of estimated pro forma annual cost savings.

4 “Pro Forma Financing EBITDA” represents Pro Forma Adjusted Acquisition EBITDA as defined above adjusted to include reductions for equity interests income, net, offset by increases for impairment losses and the net negative Adjusted EBITDA associated with unrestricted subsidiaries.

5 Excludes the Company’s production loan obligations of $530.9 million and includes capital lease obligations of $62.0 million as of June 30, 2016.

Adjusted EBITDA Reconciliation

The following table sets forth a reconciliation of EBITDA, Adjusted EBITDA, Pro Forma Adjusted Acquisition EBITDA and Pro Forma Financing EBITDA to net income using data derived from Lions Gate and Starz’s consolidated financial statements or unaudited pro forma condensed combined financial statements for the periods indicated:

Adjusted EBITDA Reconciliation ($mm)

				Three Months		PF 12M
	Year Ended March 31,			Ended June 30,		Ended June 30,
	2016	2015	2014	2016	2015	2016[1]
Net income	$42.7	$181.8	$152.0	$0.8	$40.7	$124.0
Depreciation and amortization	13.1	6.6	6.5	5.6	1.8	139.7
Interest, net	53.0	49.7	60.1	14.3	12.0	199.3
Income tax provision (benefit)	(76.5)	31.6	32.9	(26.3)	2.8	(102.4)
EBITDA	32.3	269.7	251.6	(5.6)	57.4	360.6
Stock based compensation	78.5	80.3	72.1	22.2	16.9	106.6
Restructuring and other items[2]	19.8	10.7	7.5	7.4	-	20.7
Non-cash imputed interest charge[3]	5.3	-	-	0.6	-	5.9
Purchase accounting and related adjustments[4]	8.4	-	-	5.6	-	28.2
Start-up losses of new business initiatives[5]	17.1	-	-	10.4	0.7	41.4
Loss on extinguishment of debt	-	11.7	39.6	-	-	-
Backstopped prints and advertising expense[6]	1.0	12.5	-	0.1	(3.9)	5.0
Adjusted EBITDA	$162.3	$384.9	$370.8	$40.7	$71.0	568.4
Estimated operating synergies						52.3
Pro Forma Adjusted Acquisition EBITDA						620.7
Impairment losses[7]						24.8
Non-cash equity method (income) loss, net[8]						(50.8)
Unrestricted subsidiaries Adjusted EBITDA[9]						4.9
Pro Forma Financing EBITDA						$599.6

1 The amounts in this column were calculated based on the pro forma combined company amounts in the unaudited pro forma condensed combined financial statements for the fiscal year ended March 31, 2016, the three months ended June 30, 2016 and the three months ended June 30, 2015.

2 Restructuring and other items includes restructuring and severance costs, certain transaction-related costs, and certain unusual items, when applicable, included in general and administrative (“G&A”) expense. Amounts in the three months ended June 30, 2016 primarily represent professional fees associated with the proposed merger with Starz.

3 Non-cash imputed interest charge represents a charge associated with the interest cost of long-term accounts receivable for Television Production licensed product that become due beyond one year.

4 Purchase accounting and related adjustments represent the incremental amortization expense associated with the non-cash fair value adjustments on film and television assets and program rights resulting from the application of purchase accounting and the non-cash charges included in G&A expense related to the accretion of the non-controlling interest discount.

5 Start-up losses of new business initiatives represent losses associated with the Company’s direct to consumer initiatives including its SVOD platforms, losses from Starz’s equity method investment in Playco Holdings Limited, a STARZ-branded online SVOD service in the Middle East and North Africa, and losses from the Company’s equity method investment in Atom Tickets, a theatrical mobile ticketing platform and app. Start-up losses excluding equity interest losses and losses of unrestricted subsidiaries, are less than the $25 million cap.

6 Backstopped prints and advertising expense (“P&A“) represents the amount of theatrical marketing expense for third-party titles that the Company funded and expensed for which a third party provides a first dollar loss guarantee (subject to a cap) that such expense will be recouped from the performance of the film (which results in minimal risk of loss to the Company). The amount represents the P&A expense incurred and expensed net of the impact of expensing the P&A cost over the revenue streams similar to a participation expense (i.e., the P&A under these arrangements are being expensed similar to a participation cost for purposes of the adjusted measure).

7 Impairment losses represent non-cash accelerated amortization of investment in films and television assets and programming assets.

8 Non-cash equity method (income) loss represents the net earnings from Lions Gate’s equity method investees that are excluded from Adjusted EBITDA. This amount represents the $29.0 million of equity interest income, net reflected in the pro forma statement of income for the twelve months ended June 30, 2016 adjusted to exclude $21.8 million of equity interest losses included in equity interest income, net that are already added back to Pro Forma Adjusted Acquisition EBITDA as part of start-up losses of new business initiatives.

9 Unrestricted subsidiaries Adjusted EBITDA represents the adjustment to exclude Adjusted EBITDA associated with unrestricted subsidiaries. The amount is an addition to Pro Forma Financing EBITDA because the Adjusted EBITDA of unrestricted subsidiaries was negative in the period presented. This amount represents the negative Adjusted EBITDA of the Company’s unrestricted subsidiaries of $15.5 million reflected in the pro forma statement of income for the twelve months ended June 30, 2016 adjusted to exclude $10.6 million of negative Adjusted EBITDA of unrestricted subsidiaries that is already added back to Pro Forma Adjusted Acquisition EBITDA as part of start-up losses of new business initiatives.